Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Molecular Partners AG
We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KMPG AG
Zurich, Switzerland
April 22, 2021